     As filed with the Securities and Exchange Commission on July 21, 1999

                                                       Registration No. 333-____
________________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------
                           AXENT TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      2400 RESEARCH BOULEVARD, SUITE 200
DELAWARE                                  ROCKVILLE, MARYLAND  20850               87-0393420
                                               (301) 258-5043
(STATE OR OTHER JURISDICTION       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)     (I.R.S. EMPLOYER
 OF INCORPORATION OR                                                            IDENTIFICATION NO.)
 ORGANIZATION)

                           AXENT TECHNOLOGIES, INC.
                 1999 PASSGO TECHNOLOGIES EXCHANGE OPTION PLAN
                           (FULL TITLE OF THE PLAN)

                                                       COPY TO:
JOHN C. BECKER                                         CRAIG E. CHASON, ESQ.
AXENT TECHNOLOGIES, INC.                               SHAW PITTMAN
2400 RESEARCH BOULEVARD, SUITE 200                     1676 INTERNATIONAL DRIVE
ROCKVILLE, MARYLAND  20850                             MCLEAN, VIRGINIA  22102
(301) 258-5043                                         (703) 790-7900

(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              -------------------
                        CALCULATION OF REGISTRATION FEE

______________________________________________________________________________________________________________________
   TITLE OF SECURITIES         AMOUNT TO BE         PROPOSED MAXIMUM          PROPOSED MAXIMUM            AMOUNT OF
     TO BE REGISTERED          REGISTERED(1)     OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE   REGISTRATION FEE
________________________  ___________________  __________________________  ________________________  _________________
COMMON STOCK (PAR                  64,157               $8.44/ (2)/           $203,409.21/(2)/          $56.55 /(2)/
 VALUE $.02 PER SHARE)
______________________________________________________________________________________________________________________

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1999 PassGo Technologies Exchange Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2) Calculated pursuant to Rule 457(h) on the basis of the maximum aggregate offering price of $203,409.21 computed upon the basis of the price at which the following options may be exercised:
        (a) 4,108 options at $8.44
        (b) 60,049 options at $2.81

    This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of registered securities will begin as soon as practicable after such effective date.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.
               ----------------------------------------

     The following documents and information previously filed with the Securities and Exchange Commission by AXENT are hereby incorporated by reference in this Registration Statement:

     SEC File No.: 000-28100                                Period/Filing Date
     -----------------------                               ------------------
Annual Report on Form 10-K                            Year ended December 31, 1998
Quarterly Reports on Form 10-Q......................  Quarter ended March 31, 1999
Definitive Proxy Statement..........................  Filed on April 30, 1999
Current Report on Form 8-K..........................  Filed on April 13, 1999 and amended on June 14, 1999
Registration Statement on Form 8-A..................  Filed on March 29, 1996, including any amendment or report
(for description of AXENT's common stock)             filed for the purpose of updating the description of
                                                      AXENT's common stock

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.
          --------------------------

     The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in AXENT's registration statement on Form 8-A under the Exchange Act, and is incorporated herein by reference.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          ---------------------------------------

     Counsel for the Company, Shaw Pittman, McLean, Virginia, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Shaw Pittman beneficially own approximately 10,150 shares of the Company's Common Stock.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.
               -----------------------------------------

    Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and employees of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary, and the Registrant has entered into indemnification agreements with its directors and executive officers to that effect. Section 145 empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions and the Registrant maintains such insurance providing coverage of up to $12 million with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

     Not applicable.

ITEM 8.        EXHIBITS.
               --------
     Exhibit
     Number    Description
     ------    -----------

     5.1 Opinion of Shaw Pittman, as to the legality of securities being registered.
     10.1      1999 PassGo Technologies Exchange Option Plan
     23.1      Consent of Counsel (contained in Exhibit 5.1).
     23.2      Consent of Independent Accountants.
     24.1      Power of Attorney (included in signature pages).

ITEM 9.   UNDERTAKINGS.
          ------------

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and the State of Maryland on this 20th day of July, 1999.

                       AXENT TECHNOLOGIES, INC.


                       By:  /s/ John C. Becker
                           -----------------------------------------------------
                           John C. Becker, President and Chief Executive Officer

                               POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below in so signing also makes, constitutes and appoints John C. Becker, Gary Ford, and Craig E. Chason, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement on Form S-8, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

A Majority of the Board of Directors:

Signature                                            Title                                  Date
---------                                            -----                                  ----
       /s/ John C. Becker               Chairman of the Board, Chief                   July 21, 1999
-----------------------------------     Executive Officer and Director
          John C. Becker
                                             Vice President, Chief
  /s/ Robert B. Edwards, Jr.            Financial Officer and Treasurer                 July 21, 1999
-----------------------------------
      Robert B. Edwards, Jr.

    /s/ Richard A. Lefebvre                        Director                             July 21, 1999
-----------------------------------
        Richard A. Lefebvre

    /s/ Gabriel A. Battista                        Director                             July 21, 1999
-----------------------------------
        Gabriel A. Battista

                                                   Director
-----------------------------------
          John F. Burton

   /s/ Timothy A. Davenport                        Director                             July 21, 1999
-----------------------------------
       Timothy A. Davenport

    /s/ Kevin A. McNerney                          Director                             July 21, 1999
-----------------------------------
        Kevin A. McNerney


                                 EXHIBIT INDEX

     Exhibit
     Number   Description
     ------   -----------

     5.1      Opinion of Shaw Pittman (contains Consent of Counsel).

     10.1     1999 PassGo Technologies Exchange Option Plan.

     23.1     Consent of Counsel (contained in Exhibit 5.1).

     23.2     Consent of Independent Accountants.

     24.1     Power of Attorney (included in signature pages).